AMENDMENT NO. 5 TO THE
                   LONGVIEW FIBRE COMPANY SALARIED SAVINGS PLAN AND
                             TRUST WITH 401(k) PROVISIONS

     WHEREAS, Longview Fibre Company (the "Company"), approved and adopted the Longview Fibre Company Salaried Savings Plan (the "Plan") and Trust Agreement (the "Trust") which were originally effective June 1, 1977 and most recently restated effective November 1, 1990, and subsequently amended;

     WHEREAS, Section 19.1 of the Plan and Trust provides that the Company reserves the right to amend the Plan and Trust;

     NOW THEREFORE RESOLVED, that Appendix A is amended effective February 1, 1995 to include LifePath Funds as follows:

                      APPENDIX A - INVESTMENT FUNDS

The Investment Funds offered to Participants and Beneficiaries include this set of daily valued funds:

     *  Asset Allocation Fund
     *  U.S. Treasury Allocation Fund
     *  S&P 500 Stock Fund
     *  Employer Stock Fund
     *  Income Accumulation Fund 1/
     *  LifePath 2000 Fund
     *  LifePath 2010 Fund
     *  LifePath 2020 Fund
     *  LifePath 2030 Fund
     *  LifePath 2040 Fund

If investment instructions are not received from any Participant, his or her investment instructions shall be assumed to be a 100% investment in the Income Accumulation Fund.

A Participant may direct the investment of his or her entire Account except for the following Contribution types which shall be invested as follows:

     *  PAYSOP Accounts are invested entirely in the Employer Stock Fund

1/ On July 16, 1991, New Jersey Insurance regulators took control of Mutual Benefit Life Insurance Company. At that time, approximately 37% of the Longview Income Accumulation Fund was invested in a GIC with Mutual Benefit. Due to the uncertain condition of Mutual Benefit, the portion of the fund represented by the Mutual Benefit contract was put in a separate fund called the Mutual Benefit GIC Fund, where it will be held until such time as the ability of Mutual Benefit to meet its obligations is known. Accounts of participants who participated in this fund in July 1991 were frozen in this separate Mutual Benefit Fund and are not available for distribution, loan or investment changes until further notice. Investments in the Longview Income Accumulation Fund after July 1991 are not affected by the seizure of Mutual Benefit by state insurance regulators.

Date:  January 31, 1995                LONGVIEW FIBRE COMPANY
                                       By:\s\ L. J. Holbrook
                                       Title: Sr. V.P.-Finance

The provisions of the above amendment which relate to the Trustee are hereby approved and executed.

Date:  February 9, 1995                WELLS FARGO BANK, NATIONAL ASSOCIATION
                                       By:\s\ Dolores Upton
                                       Title: Vice President

Date:  February 9, 1995                WELLS FARGO BANK, NATIONAL ASSOCIATION
                                       By:\s\ Gwyn E. Slack
                                       Title: Vice President
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